Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Puma Biotechnology, Inc.

Los Angeles, California

We consent to the use in this Registration Statement on Form S-3 of our report dated April 1, 2013 relating to the consolidated financial statements of Puma Biotechnology, Inc. and subsidiary as of December 31, 2012 and 2011 and for each of the two-years then ended, for the period from September 15, 2010 (date of inception) through December 31, 2010, and the period from inception (September 15, 2010) to December 31, 2012. We further consent to the reference to our firm in the section on Experts.

San Diego, California	/s/ PKF
January 29, 2014	PKF
Certified Public Accountants
A Professional Corporation